ROLLING RIDGE, LLC
                          (A Limited Liability Company)

                                     Audited
                              Financial Statements

                                December 31, 1997


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                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Independent Auditor's Report                                              1

Balance Sheet                                                             2

Statement of Operations                                                   3

Statement of Members' Equity                                              4

Statement of Cash Flows                                                   5

Notes to Financial Statements                                             6


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                       [JAMES L. ZIMMERMAN -- LETTERHEAD]


                          INDEPENDENT AUDITOR'S REPORT


To The Members
Rolling Ridge, LLC


I have audited the accompanying balance sheet of Rolling Ridge, LLC (a California limited liability company) as of December 31, 1997, and the related statements of operations, members' equity, and cash flows for the year then ended. These financial statements are the responsibility of the company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Rolling Ridge, LLC as of December 31, 1997, and the results of its operations, changes in members' equity and cash flows for the year then ended in conformity with generally accepted accounting principles.


                                        /s/  JAMES L. ZIMMERMAN

February 9, 1998


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                               ROLLING RIDGE, LLC
                          (a limited liability company)

                                  Balance Sheet

                                December 31, 1997


                           ASSETS

Land and buildings (including land of $1,113,241)
  at cost, less accumulated depreciation of $1,625,587 - Note 1       $4,961,638

Cash - Restricted for replacement reserve - Note 2                         5,605
Accounts receivable from tenants                                           3,176
Debt financing costs, less accumulated amortization of $14,048           173,233
                                                                      ----------

                                                                      $5,143,652
                                                                      ==========

               LIABILITIES AND MEMBERS' EQUITY

Liabilities:
  Mortgage payable - Note 2                                           $4,925,000
  Bank overdraft                                                          37,235
  Accounts payable                                                        16,848
  Prepaid rents from tenants                                               1,356
  Tenants security deposits payable                                       66,777
                                                                      ----------

     Total liabilities                                                 5,047,216

Members' equity                                                           96,436
                                                                      ----------

                                                                      $5,143,652
                                                                      ==========

See Accompanying Notes to Financial Statements

                                                                               2


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                               ROLLING RIDGE, LLC
                          (a limited liability company)

                             Statement of Operations

                      For the Year Ended December 31, 1997

Revenue:
   Net rentals                                                        $ 920,968
   Other income                                                          22,516
                                                                      ---------
           Total revenues                                               943,484
                                                                      ---------
Cost of operations:
   Payroll and related                                                   85,377
   Management fees                                                       37,743
   Advertising and promotion                                             19,106
   Professional fees                                                      8,809
   Other administrative expenses                                         29,688
   Landscaping                                                           12,830
   Painting                                                              33,304
   Other repairs and maintenance                                         70,646
   Refuse collection                                                      8,659
   Utilities                                                             61,298
   Insurance                                                              6,303
   Property taxes                                                       136,675
   Interest expense                                                     443,250
                                                                      ---------
           Total cost of operations                                     953,688
                                                                      ---------
Income (loss) before depreciation
 and amortization                                                       (10,204)

Depreciation and amortization                                           205,297
                                                                      ---------
Net loss                                                              $(215,501)
                                                                      =========

See Accompanying Notes to Financial Statements

                                                                               3


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                               ROLLING RIDGE, LLC
                          (a limited liability company)

                          Statement of Members' Equity

                      For the Year Ended December 31, 1997


                                         Duane R.    Ralph & Diane
                                           Raab           Haun          Total
                                        ---------      ---------      ---------

Balances at beginning of year           $ 246,553      $  53,384      $ 299,937

Contributions                               6,000          6,000         12,000

Withdrawals                                    --             --             --

Net income (loss)                        (107,751)      (107,750)      (215,501)
                                        ---------      ---------      ---------

Balances (deficit) at end of year       $ 144,802      $ (48,366)     $  96,436
                                        =========      =========      =========

See Accompanying Notes to Financial Statements

                                                                               4


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                               ROLLING RIDGE, LLC
                          (a limited liability company)

                             Statement of Cash Flows

                      For The Year Ended December 31, 1997


Cash flows from operating activities:
  Net loss                                                                      $(215,501)
  Adjustments to reconcile net loss
    to net cash provided by (applied to)
    operating activities:
      Depreciation and amortization                            $ 205,297
      (Increase) decrease in:
        Accounts receivable                                        3,012
      Increase (decrease) in:
        Bank overdraft                                            (8,606)
        Accounts payable                                            (171)
        Prepaid rents                                                283
        Tenants security deposits                                  1,914
                                                               ---------
           Net adjustments                                                        201,729
                                                                                ---------
           Total from operating activities                                        (13,772)
                                                                                ---------
Cash flows from investing activities:
  Deposits to replacement reserves                                                (21,996)
  Expenditures from replacement reserves                                           23,768
                                                                                ---------
           Net cash flows from investing activities                                 1,722
                                                                                ---------
Cash flows form financing activities:
  Member contributions                                                             12,000
                                                                                ---------
Net increase (decrease) in cash                                                         0

Beginning cash balance                                                                  0
                                                                                ---------

Ending cash balance                                                             $       0
                                                                                =========
Supplemental disclosure - cash paid during year for interest                    $ 443,250
                                                                                =========

See Accompanying Notes to Financial Statements

                                                                               5


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                               ROLLING RIDGE, LLC
                          (a limited liability company)

                          Notes to Financial Statement

                      For the Year Ended December 31, 1997


1.   Organization and Summary of Significant Accounting Policies

     Organization

     Rolling Ridge, LLC. a California limited liability company, was formed on June 6, 1996 as the successor entity to Rolling Ridge partners (Duane R. Rabb, Ralph E. Haun, and Diane E. Haun) a California general partnership, which developed and constructed the 110-unit multi- family residential rental project located in Chino Hills, County of San Bernardino, California, known as Rolling Ridge Apartments. The effective commencement date of Rolling Ridge, LLC is August 2, 1996, the date the partners refinanced the original loan on the property. Rolling Ridge, LLC has a limited life and will be dissolved by January 1, 2036.

     Basis of Accounting

     The company's books are maintained on the modified cash basis of accounting. These financial statements are prepared on the accrual basis of accounting.

     Rental Income

     Rental income is recognized for apartment rentals as they accrue. Advance receipts of rental income is deferred and classified as liabilities until earned. All apartment leases are operating leases.

     Land and Buildings

     Land and buildings contributed to the LLC by the predecessor partners have been recorded at their historical cost basis to the partners, which approximates the fair market value of the apartment complex per an appraisal as of August 2, 1996. Depreciation is computed using the straight-line method over an estimated useful life of 27.5 years.

     Income Taxes

     The company is not a taxpaying entity for federal and state income tax purposes, and thus no income tax expense has been recorded in the statements. Income of the company is taxed to the members in their individual returns.


                                                                               6


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                               ROLLING RIDGE, LLC
                          (a limited liability company)

                          Notes to Financial Statements

                      For the Year Ended December 31, 1997


2.   Mortgage Payable

     The mortgage payable to American Tax-Exempt Bond Trust in the amount of $4,925,000 as provided through the issuance and sale of Multifamily Housing Revenue Bonds 1996 Series A (Rolling Ridge Apartments) issued by the County of San Bernardino, California. The note bears interest at an annual rate of 9.0%, payable monthly. The terms of the note provide for the payment of interest only until maturity, July 1, 2026, at which time the entire principal balance is due.

     The note also provides for contingent interest equal to 30% of net property cash flow after payment of the base interest, and 25% of net sales or repayment proceeds (which may in certain circumstances when no sale proceeds are received, including but not limited to refinancing, be measured by fair market value) over repayment of outstanding principal until the borrower has paid interest at a simple annual rate of 16% over the term of the note, after which no further contingent interest payments will be required. Since there was a negative cash flow for the year ended December 31, 1997, no contingent interest was paid or is payable.

     The company is required to make monthly deposits in escrow in an amount equal to one- twelfth of the estimated annual real property taxes and insurance premiums for the property. In addition, the company is required to establish and maintain a replacement reserve escrow account and make monthly deposits of $1,833 into this account. Activity in the replacement reserve escrow account for the year ended December 31, 1997 is shown below:

          Balance at beginning of year                                  $ 7,377

          Monthly contributions (12 x $1,833)                            21,996

          Expenditures made during year:
            Floor covering                                 $18,116
            Other furnishings and fixtures                   3,632
            Roofing repairs                                  2,020      (23,768)
                                                           --------     -------

          Balance at end of year                                        $ 5,605
                                                                        =======


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